Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Announces Fourth Quarter 2019 Global Net Catastrophe Loss Estimates of $430 Million Pre-Tax, or $353 Million After Tax; Fourth Quarter 2019 Agriculture Underwriting Loss Estimates are $23 Million Pre-Tax, or $18 Million After Tax

Zurich, January 14, 2020 – Chubb Limited (NYSE: CB) today announced net catastrophe loss estimates for the fourth quarter of 2019 of $430 million pre-tax, or $353 million after tax. The losses are primarily attributable to severe weather-related events around the globe including tornadoes in Texas, wildfires in California, and Typhoon Hagibis in Japan, as well as civil unrest in Hong Kong and Chile.

These estimates are net of reinsurance, include reinstatement premiums and comprise losses generated from the company's commercial and personal property and casualty insurance businesses as well as its reinsurance operations globally.

In addition, for North America Agricultural Insurance, the company estimates for the fourth quarter an underwriting loss of $23 million pre-tax, or $18 million after tax, primarily attributable to crop yield shortfalls resulting from poor growing conditions. In the third quarter of 2019, the company recognized a charge related to preventive planting claims due to the impact of wet weather conditions. For Agriculture, the combined ratios for the fourth quarter and full-year 2019 are expected to be 105.4% and 95.1%, respectively.

About Chubb

Chubb is the world's largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs more than 30,000 people worldwide. Additional information can be found at: www.chubb.com.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release related to losses reflect Chubb Limited's current preliminary views with respect to future events, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results and accounting determinations to differ from those set forth in these statements. The forward-looking statements could be affected by the number of insureds and ceding companies impacted by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company's reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company's filings with the Securities and Exchange Commission, among other things. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Karen Beyer, 212-827-4445, karen.beyer@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2